Exhibit 4.12

PROMISSORY NOTE

Principal Amount $US 5,000.00	Burbank, California October 15, 2018

FOR VALUE RECEIVED, the undersigned, Imaging3,Inc, a corporation organized and existing under the laws of the State of California, and having an office and principal place of business at 3022 North Hollywood Way, Burbank, California (hereinafter called “Borrower”) promises to pay to the order of Daniel C. Tronson, an individual whose address is 1902 Via Justino, San Dimas, CA, 91773 (the “Lender”), the principal amount of Five Thousand Dollars ($5,000) on or before the earlier of the Borrower funding the a private placement of its common stock in the amount of $250,000.00 (the “Private Placement”) or November 15, 2018 (the “Maturity Date”).

1. INTEREST RATE. The interest rate shall be 2% from the date of this Note to the Maturity Date.

2. REPAYMENT. The parties hereto agree that at the time of repayment, Borrower will pay Lender eleven thousand dollars ($5,500), reflecting $5,000 in principle and $500 in a fee. At the discretion of the Lender, the principal plus accrued interest may be repaid in cash or the note may be convertible into common shares (up to 100% of the note at $0.05/share)..

3. GOVERNING LAW. This Note and its interpretation, construction, validity and enforceability shall be governed by the laws of the State of California. No interpretation or construction shall, however, be adverse to or decided against the Lender with respect to any unclear or ambiguous terms or provisions of this Note based on same having been drafted by the Lender’s counsel.

4. ENTIRE AGREEMENT. This Note constitutes the entire understanding between Borrower, and Lender and to the extent that any writings not signed by Lender or oral statements or conversations at any time made or had shall be inconsistent with the provisions of this Note and the other Loan Documents, the terms of this Note shall prevail.

PRIOR TO SIGNING THIS NOTE, BORROWER HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THIS NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS NOTE.

Imaging3, Inc.

/s/ John Hollister
By John Hollister, CEO, Director

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Wiring Instructions:

East West Bank

135 N. Los Robles Ave

Pasadena, California 91101

ABA# 322070381

Acct# 5500000148

Attn: Imaging3, Inc.

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